Exhibit 10.9	Promissory Note ($90,300 Cash Bonus plus interest) issued September 21, 2009 by the Company to Rick Weidinger

PROMISSORY NOTE ($90,300 Cash Bonus plus interest)

This Promissory Note (“Note”) is made pursuant to the Employment and Retention Agreement which was dated as of January 1, 2009 and entered into on June 16, 2009 (“Employment and Retention Agreement”) between Frederick W. Weidinger ("Lender") and Braintech, Inc., a Nevada corporation (“Borrower”).  This Note simply restates what was previously agreed to on June 16, 2009 when the Employment and Retention Agreement was signed.  In exchange for the deferral of Lender’s Cash Bonus of $90,300 for 2007 and 2008 under the Employment and Retention Agreement, otherwise payable in 2009, Borrower promises to pay to Lender the sum of $90,300 Dollars, together with interest at the rate of five percent (5%) per annum.

Payable: This Note is due and payable in full, together with accrued interest, on March 15, 2010, or such earlier date as Borrower’s cash position permits.  The parties intend that the deferral of compensation pursuant to this Note shall be exempt from Section 409A of the Internal Revenue Code.  Payments under the Note shall be subject to applicable withholding.

Interest Rate: This Note shall bear interest at the rate of five percent (5%) per annum from June 16, 2009, until paid in full.

Place of Payment: All payments due under this note shall be made at Borrower’s principal office, or at such other place as Lender may designate in writing.

Option to Convert to Stock:  At any time prior to payment, Lender may notify Borrower to pay this Note with common stock of Borrower having a fair market value equal to the amount due, with fair market value based upon the average closing price of such stock during the calendar month in which Lender so notifies Borrower, provided that Borrower’s obligation to issue stock shall be subject to compliance with all applicable laws, rules and regulations, including federal and state securities laws.

Default: In the event of default, Borrower agrees to pay all costs and expenses incurred by Lender, including all reasonable attorney fees (including both hourly and contingent attorney fees as permitted by law) for the collection of this Note upon default.

Amendment; Waiver: No amendment of this Note shall be allowed unless by written agreement signed by both parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default.

Severability of Provisions: In the event that any provision of this Note is deemed unenforceable, all other provisions shall remain in full force and effect.

Choice of Law: This Note shall be interpreted under the laws of the Commonwealth of Virginia, without regard to conflict of laws.

Unfunded Obligation:  This Note constitutes an unfunded obligation of Borrower for income tax purposes.   Lender’s rights under the Note shall be no greater than those of a general unsecured creditor of Borrower.  The Note is not transferable or assignable pursuant to operation of law or otherwise.

BRAINTECH, INC.

By:  _____________________________

Name: ___________________________

Title: ____________________________

Date: ____________________________